Exhibit 99.1

Hecla Reports Third Quarter 2015 Results

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 4, 2015--Hecla Mining Company (NYSE:HL) today announced third quarter net loss applicable to common shareholders of $10.0 million, or $0.03 per share, and a loss after adjustments applicable to common shareholders of $20.5 million, or $0.05 per share.1

THIRD QUARTER HIGHLIGHTS AND SIGNIFICANT ITEMS

  Sales of $104.9 million.
  Adjusted EBITDA of $17.8 million.2
  Operating cash flow of $26.8 million.
  Total silver production of 2.6 million ounces at a cash cost, after by-product credits, per silver ounce, of $7.52.3
  Gold production of 43,635 ounces, of which Casa Berardi produced 29,259 ounces at a cash cost, after by-product credits, per gold ounce of $793.3
  Cash and cash equivalents of $174.5 million at September 30, 2015.
  San Sebastian, Hecla's fourth operating mine, expected to produce ore by year end. Stripping has started exposing the Middle Vein.
  Strong exploration success at San Sebastian and Casa Berardi.

"During the third quarter we delivered solid production performance, with Greens Creek continuing to lead the way. Cash costs, after by-product credits, were higher because of the weak price of our by-product metals," said Phillips S. Baker Jr., Hecla's President and CEO. "Hecla's cash flow and balance sheet have allowed continued investment in capital improvements, growth and exploration initiatives; the benefits of which are just beginning to be realized. We expect San Sebastian to start processing ore by year end, Casa Berardi is accessing a newly discovered, high-grade stope and the Lucky Friday has returned to full production after replacing the main ventilation booster fans."

(1)	Loss after adjustments applicable to common shareholders represents a non-US Generally Accepted Accounting Principles (GAAP) measurement, a reconciliation of which to net income (loss) applicable to common shareholders (GAAP), the most comparable GAAP measure, can be found at the end of the release.

(2)	Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release.

(3)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

FINANCIAL OVERVIEW

Net loss applicable to common shareholders for the third quarter was $10.0 million, or $0.03 per share, compared to net gain applicable to common shareholders of $3.5 million, or $0.01 per share, for the same period a year ago, and was impacted by the following items:

  Cash cost, after by-product credits, per gold ounce decreased to $793 from $898, or 12%, from third quarter 2014 principally due to the weaker Canadian dollar relative to the US dollar.1
  Cash cost, after by-product credits, per silver ounce increased to $7.52 from $5.43, or 38%, mainly due to lower by-product credits resulting from lower gold, lead and zinc prices than in the same period in 2014.1
  Net mark-to-market gain on base metal derivative contracts of $3.3 million as a result of lower base metals prices, compared to a net loss of $0.4 million in the third quarter of 2014.
  Increased pre-development spending on San Sebastian in preparation for mining.
  A $9.1 million foreign exchange gain on Canadian assets due to a weaker Canadian dollar compared to the US dollar.

	Third Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
HIGHLIGHTS	2015	2014	2015	2014
FINANCIAL DATA
Sales (000)	$104,941	$135,507	$328,230	$378,796
Gross profit (000)	($2,561)	$22,023	$26,776	$62,994
Income (loss) applicable to common shareholders (000)	($10,028)	$3,538	($24,419)	$505
Basic and diluted loss per common share	($0.03)	$0.01	($0.07)	$—
Net income (loss) (000)	($9,890)	$3,676	($24,005)	$919
Cash provided by operating activities (000)	$26,795	$1,739	$78,968	$58,768

Operating cash flow of $26.8 million was approximately $25 million higher for the third quarter of 2015 compared to the prior year period. While lower prices in the third quarter of 2015 resulted in lower net income, 2014's comparative results were driven lower by satisfying the remainder of the Coeur d'Alene Basin litigation settlement.

Capital expenditures (excluding capitalized interest) at the operations totaled $39.0 million for the third quarter. Expenditures were $16.5 million at Lucky Friday, $13.6 million at Greens Creek and $8.9 million at Casa Berardi.2

Metals Prices

The average realized silver price in the third quarter was $14.54 per ounce, 22% lower than the $18.53 price realized in the third quarter of 2014. Realized gold, lead and zinc prices also decreased by 12%, 24%, and 22% respectively, from the third quarter of 2014.

(1)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

(2)	Numbers may not add due to rounding.

		Third Quarter Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2015	2014	2015	2014
AVERAGE METAL PRICES
Silver -	London PM Fix ($/oz)	$14.91	$19.74	$16.01	$19.95
	Realized price per ounce	$14.54	$18.53	$16.08	$19.35
Gold -	London PM Fix ($/oz)	$1,124	$1,282	$1,179	$1,288
	Realized price per ounce	$1,121	$1,275	$1,177	$1,288
Lead -	LME Cash ($/pound)	$0.78	$0.99	$0.83	$0.96
	Realized price per pound	$0.78	$1.02	$0.85	$1.00
Zinc -	LME Cash ($/pound)	$0.84	$1.05	$0.93	$0.97
	Realized price per pound	$0.83	$1.07	$0.91	$0.98

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at September 30, 2015:

	Pounds Under Contract		Average Price
	(in thousands)		per Pound
	Zinc	Lead	Zinc	Lead
CONTRACTS ON PROVISIONAL SALES
2015 settlements	18,684	6,283	$0.85	$0.76

With the advanced settlement of remaining financially settled base metal forward contracts, other than contracts on provisional sales, the Company recognized $4.4 million in additional proceeds during the quarter. Settlements have provided net proceeds of $16.5 million year to date.

OPERATIONS OVERVIEW

Summary

  Greens Creek production of 2.0 million ounces of silver is 5% higher than the 1.9 million ounces in the same period of 2014 due to higher recovery and tonnage.
  Lucky Friday silver production of 0.6 million ounces is a decrease from 1.0 million ounces from the same period of 2014 due to the impact on tonnage and grade of the ventilation booster fan failure during the third quarter.
  Casa Berardi gold production of 29,259 ounces is a slight increase over 28,977 ounces in the same period of 2014.
  San Sebastian is progressing rapidly towards producing ore by year end.

The following table provides the production and cash cost, after by-product credits, per silver and gold ounce summary for the third quarters ended September 30, 2015 and 2014:

	Third Quarter and Nine Months Ended						Third Quarter and Nine Months Ended
	September 30, 2015						September 30, 2014
	Production (ounces)		Increase/ (decrease) over 2014		Cash costs, after by-product credits, per silver or gold ounce[1,2]		Production (ounces)		Cash costs, after by-product credits, per silver or gold ounce[1,2]
	Q3	9 Mos	Q3	9 Mos	Q3	9 Mos	Q3	9 Mos	Q3	9 Mos
Silver	2,591,546	7,947,293	(10)%	1%	$7.52	$5.98	2,869,722	7,877,410	$5.43	$4.90
Gold	43,635	128,977	3%	(3)%	$793	$861	42,501	132,323	$898	$911
Greens Creek:
Silver	1,992,037	5,884,128	5%	10%	$4.82	$3.79	1,890,929	5,367,249	$3.75	$2.95
Gold	14,376	43,368	6%	0%	N/A	N/A	13,524	43,464	N/A	N/A
Lucky Friday	592,243	2,042,436	(39)%	(18)%	$16.60	$12.30	972,994	2,493,385	$8.71	$9.08
Casa Berardi[3]	29,259	85,609	1%	(4)%	$793	$861	28,977	88,859	$898	$911

(1)	Cash cost, after by-product credits, per silver or gold ounce represent a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparative GAAP measures, can be found at the end of the release.

(2)	Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek is treated as a by-product credit against the silver cash cost.

(3)	Casa Berardi also produced 7,266 ounces of silver in the third quarter of 2015, which is treated as a by-product credit against the gold cash cost.

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2015 and 2014:

		Third Quarter Ended		Nine Months Ended
		September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
PRODUCTION SUMMARY
Silver -	Ounces produced	2,591,546	2,869,722	7,947,293	7,877,410
	Payable ounces sold	2,392,798	2,562,171	7,305,740	6,968,138
Gold -	Ounces produced	43,635	42,501	128,977	132,323
	Payable ounces sold	44,937	43,637	124,969	128,115
Lead -	Tons produced	9,123	10,604	28,526	30,468
	Payable tons sold	8,315	8,976	24,068	25,210
Zinc -	Tons produced	17,435	16,276	51,037	50,750
	Payable tons sold	13,487	14,383	36,821	37,653

Greens Creek Mine - Alaska

Greens Creek's third quarter production of 2.0 million ounces of silver exceeded the third quarter of 2014 by 5%, while gold production of 14,376 ounces was up 6% over the same period last year. The higher silver and gold production were a result of higher recoveries and increased tonnage, partially offset by lower grades. Silver recoveries increased to 76.5%, up from 71.0% in the prior year period as a result of a change implemented in late 2014 to the flotation circuit to more efficiently scalp additional lead concentrate directly to final concentrate, and by introducing CO2 for pH control in the lead flotation circuit. The increased recoveries positively impacted the operation's revenues by $1.8 million in the third quarter. Recoveries for the other three metals also increased period over period. The mill operated at an average of 2,233 tons per day (tpd) in the third quarter.

The cash cost, after by-product credits, per silver ounce of $4.82 increased from $3.75 in the third quarter 2014. The per ounce cost was impacted by lower by-product credits and slightly lower operating costs. Power costs were similar to the 2014 period due to higher precipitation levels in southeast Alaska in both cases resulting in availability of less expensive hydroelectric power, a condition that is expected to last through the next quarter. Treatment costs were lower as a result of lower prices.

Lucky Friday Mine - Idaho

Lucky Friday’s third quarter silver production of 592,243 ounces was 39% lower than the third quarter of 2014 due to lower tonnage and grade. A failure of the underground booster fan reduced the ventilation capacity of the mine, leading to the temporary closure of a higher-grade production stope. Replacement fans are now in operation and Lucky Friday has returned to normal production. In addition, there were 16 days of downtime in the third quarter for planned hoist mechanical maintenance. The mill operated at an average of 792 tpd in the third quarter.

The cash cost, after by-product credits, per silver ounce of $16.60, increased from $8.71 per ounce in the third quarter of 2014. This increase was principally due to lower production and realized metals grades relating to downtime from the ventilation fan replacement, as well as lower by-product credits relating to lower base metals prices.

#4 Shaft, a key growth project, has been excavated to the 8,244 level. The project is more than 89% complete and is expected to be finished in the fourth quarter of 2016. The final depth of the shaft has been slightly reduced to 8600 from the earlier target of 8800 feet. A shaft station and operating level will be established at 8300 feet, the depth of the known resource. The total completion cost estimate remains at approximately $225 million, with $193.8 million already spent through the third quarter of 2015. As of September 30, 2015, the #4 Shaft team has worked 1,413 days without a lost-time accident.

Casa Berardi Mine - Quebec

Casa Berardi’s third quarter gold production of 29,259 ounces was 1% higher than the third quarter of 2014. The mill operated at an average of 2,262 tpd in the third quarter.

The cash cost, after by-product credits, per gold ounce of $793, decreased from $898 in the third quarter of 2014 mainly due to the weaker Canadian dollar relative to the USD.

Casa Berardi started the fourth quarter very strongly, with production of approximately 15,000 ounces of gold in October. The mine is expected to produce approximately 40,000 ounces of gold in the fourth quarter.

San Sebastian Mine - Mexico

Hecla is quickly advancing the San Sebastian mine in the State of Durango, Mexico with the goal of producing ore from small open pits by year end. Updates to the third-party owned processing plant are proceeding well, the hiring of supervisory staff is nearing completion, and stripping has begun on the East Francine and Middle veins.

A Preliminary Economic Assessment (PEA) of the San Sebastian project was recently completed and shows this is a robust project and a potential significant cash contributor for Hecla in 2016 and 2017. Notably, the PEA does not include results of the recent exploration and in-fill drilling programs described in the Exploration section below that have expanded the resource and improved the confidence of the resource in the open pit areas. Hecla has filed in Canada a National Instrument 43-101 technical report for the San Sebastian project entitled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" dated effective September 8, 2015. The report has been filed under the Company's profile on SEDAR at www.sedar.com, the website maintained by the Canadian Securities Administrators.

The following is a summary of the high-level life of mine economic assumptions of surface mining operations, as outlined in the PEA.1,2

	Unit	Value
Total Projected Mill Feed	tons	273,352
Mill Throughput	tons per day	440
Gold Grade	oz/ton	0.14
Silver Grade	oz/ton	23.9
Gold Recovery	%	90.8%
Silver Recovery	%	85.5%
Gold Produced (recovered)	ounces	35,959
Silver Produced (recovered)	ounces	5,585,098
Silver Equivalent Production	ounces	8,138,740
Capital (mining and milling)	$ million	5.8
Cash cost, after by-product credits, per silver ounce[3]	$/ounce	5.49
Total After Tax Cash Flow (5% discount)	$ million	43.0
IRR	%	404

(1)	The PEA is preliminary in nature, and is based on a mineral resource estimate that includes inferred mineral resources (approximately 10% of projected production) that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

(2)	Results in this table assume $1,103/oz gold and $15.53/oz silver prices and a 12.5 Peso/Dollar exchange rate.

(3)	Cash cost, after by-product credits, per silver ounce represents a non-GAAP measurement, and the most comparable GAAP measures are cost of sales and other direct production costs and depreciation, depletion and amortization.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration and pre-development expenses were $5.5 million and $1.7 million, respectively, in the third quarter of 2015. This is a decrease of $0.3 million in exploration and an increase $1.3 million in pre-development compared to the third quarter 2014 as a result of increased spending at the San Sebastian property. Full year exploration and pre-development expenses are expected to be about $24 million.

Casa Berardi - Quebec

At Casa Berardi, up to seven drills have been operating underground in an effort to refine current stope designs and expand reserves and resources in the 118, 123, 124 and Lower Inter zones. Other exploration drilling has extended mineralization on the 124 Zone and newly discovered 117 Zone. In-stope and definition drilling of the upper 118 Zone from the 530 level intersected a 15 to 55-foot wide shear zone that includes mineralized intervals of 0.74 oz/ton gold over 42.3 feet and 0.18 oz/ton gold over 55.4 feet. Mineralization is open and deeper drilling suggests the zone continues to plunge to the west. Drilling from the 910 level on the lower 118 Zone intersected 0.46 oz/ton gold over 18.7 feet and 0.36 oz/ton gold over 28.8 feet. This drilling has extended the resource to the east and also remains open to depth.

Drilling from the 550, 770, and 850 levels in the mine has identified multiple, stacked high-grade lenses of the 123 Zone that represent at least 1,800 feet of semi-continuous down-dip mineralization with an average strike length of 425 feet. Definition and step-out drilling at the bottom of the 123 Zone resource has defined a series of high-grade mineralized structures with intervals including 0.81 oz/ton gold over 23.6 feet and 0.73 oz/ton gold over 11.8 feet below the 850 level that are open at depth and to the west. Future drilling is expected to continue to expand the resource, and the close proximity of these new lenses to mine infrastructure is expected to allow near-term production from these areas.

Underground drilling on the 124 Zone east of the Principal Zone area defined a 15 to 60-foot thick, quartz-bearing zone with over 300 feet of strike length that is expected to define a resource close to the 250 level. Within this zone are high-grade lenses, including intervals of 1.50 oz/ton gold over 9.2 feet and 0.71 oz/ton gold over 11.8 feet at the 290 level. Drilling from the same level of the 124-81 lens includes intersections of 0.40 oz/ton gold over 8.2 feet. Deeper drilling of the 124 Principal Zone intersected broad mineralization at the 500 level including 0.26 oz/ton gold over 36.1 feet and 0.25 oz/ton gold over 16.1 feet. Exploration drilling from the 810 level of the newly defined 117 Zone has extended gold mineralization both north and south of the Casa Berardi Fault for over 325 feet down-plunge. Recent drill results include an interval of 0.13 oz/ton gold over 17.1 feet in iron formation north of the Casa Berardi Fault and 0.15 oz/ton gold over 21.8 feet in sheared veins to the south of the Casa Berardi Fault.

At the west end of the mine, drilling of the Lower Inter Zone intersected 1.04 oz/ton gold over 19.7 feet and 1.37 oz/ton gold over 9.8 feet and these intersections represent the upper extension of a multiple vein system that is open. Exploration drilling on the 157 Zone at the East Mine has better defined the geometry and continuity intersected narrow, high-grade zones including an intersection of 1.26 oz/ton gold over 3.3 feet.

The recent successes in both surface and underground drilling are expanding reserves and resources with considerable increases in overall grade and are also identifying new resource trends throughout the West Mine of Casa Berardi. When the acquisition of Casa Berardi was made, there was an expectation of finding significant mineralization that would prolong gold production for many years to come, and this expectation is being realized.

San Sebastian - Mexico

There has been significant drilling success over the past two and a half years on the near-surface East Francine, Middle and North veins at the San Sebastian project, and the project is quickly advancing to open pit mine production. The East Francine, Andrea, Middle and North veins now define nearly 5.0 miles of mineralized strike length and are open along strike and at depth.

The East Francine Vein has currently been traced for over 1,600 feet along strike and to 500 feet of depth. The near-surface, high-grade zones are characterized as being silver and gold dominant, supergene enriched and oxidized (cyanide soluble). An in-fill drill program of the main mineralized shoot has demonstrated the continuity of the vein structure and increased resource confidence to measured and indicated categories in the proposed open pit areas. The drilling also appears to extend the high-grade area further along strike, potentially expanding the open pit resource. Assay results from drilling at the east extent of the East Francine Vein resource include 0.17 oz/ton gold and 8.2 oz/ton silver over 23.9 feet. About 550 feet east of the resource a 1 foot-wide vein grading 0.07 oz/ton gold and 10.5 oz/ton silver was intersected in recent exploration drilling suggesting mineralized veins are present well away from the current resource.

The Middle Vein has been traced for nearly 7,000 feet along strike and to a depth of over 1,000 feet. Shallow in-fill drilling of the Middle Vein confirmed the continuity of the vein mineralization and includes intercepts of 0.20 oz/ton gold and 54.2 oz/ton silver over 5.9 feet and 0.11 oz/ton gold and 38.4 oz/ton silver over 6.5 feet. This in-fill program improved the continuity and grade over previous drilling and has defined strong mineralization beyond the original pit outline. Exploration drilling continues to define a new zone of near-surface mineralization to the southeast, past the San Ricardo Fault. The zone is slightly deeper and shallower dipping than the Middle Vein to the west of the fault, and assay intervals include 0.10 oz/ton gold and 13.2 oz/ton silver over 7.0 feet, and 0.01 oz/ton gold and 11.1 oz/ton silver over 8.9 feet.

The North Vein has a mineralized trend that extends over 3,500 feet along strike and 700 feet to depth and remains open along strike in both directions and at depth. The North Vein in-fill drilling intercepts have returned grade results that are consistent with the initial drilling completed prior to this year. These assay intervals include 1.74 oz/ton gold and 15.9 oz/ton silver over 4.3 feet, and 0.29 oz/ton gold and 7.6 oz/ton silver over 4.8 feet. On the North Vein, some of exploration intercepts to the southeast include 0.12 oz/ton gold and 3.7 oz/ton silver over 10.4 feet and 0.04 oz/ton gold and 11.7 oz/ton silver over 5.0 feet.

Exploration and in-fill drilling at San Sebastian over the last two quarters has expanded the resources and improved the confidence in near-surface resources to measured and indicated category. All of the resource models are in the process of being updated. Updated mining models of each vein are expected to be finalized by the end of the year and are expected to provide upside to production defined in the PEA study.

Greens Creek - Alaska

At Greens Creek, definition drilling made progress in refining the resources of the lower NWW, Deep 200 South, Upper Southwest, and West Wall zones. Exploration drilling of the 9A Zone expanded the resource along the projected trend and mineralization has been intersected on the margins of Southwest Bench and East Ore zones. Recent drilling of the lower NWW Zone has generally confirmed and upgraded the resource model of the shared and upper limbs and assay results include 71.6 oz/ton silver, 0.16 oz/ton gold, 8.2% zinc, and 4.6% lead over 5.4 feet and 36.2 oz/ton silver, 1.0 oz/ton gold, 5.6% zinc, and 2.6% lead over 12.2 feet. Drilling has defined additional West Wall mineralization up to 240 feet down-dip from the current resource model. More base metal-rich intersections of the West Wall include 5.8 oz/ton silver, 0.07 oz/ton gold, 27.9% zinc, and 7.7% lead over 9.4 feet.

Drilling to follow up historic high-grade intersections of the 9A Zone has defined continuous mineralization within the Maki Fault and above the southern end of the current resource. This drilling has defined an 8 to 10-foot wide mineralized zone over an area stretching about 260 feet along strike and 130 feet along dip. Drilling of the Upper Southwest Zone has defined good continuity of multiple, flat-lying mineralized zones toward the northern end of Upper Southwest mineralization. Recent assay results include 25.4 oz/ton silver, 0.11 oz/ton gold, 8.8% zinc, and 4.5% lead over 18.2 feet and 24.0 oz/ton silver, 0.12 oz/ton gold, 13.2% zinc, and 7.4% lead over 13.5 feet.

Drilling of the Deep 200 South Zone in the past few years has defined three stacked folds of high-grade mineralization that represent up to 600 feet of down-dip continuity. Recent drilling of the folded upper bench mineralization has stepped systematically to the south and has defined mineralization of similar extent, thickness, and geometry compared to the resource model. Intersections of Deep 200 South include 35.5 oz/ton silver, 0.09 oz/ton gold, 1.2% zinc, and 0.7% lead over 16.1 feet and 34.5 oz/ton silver, 0.05 oz/ton gold, 1.0% zinc and 0.4% lead over 9.8 feet along the upper limb. The mineralization remains open to the south and exploration drilling recently identified mineralization above and to the east of the bench mineralization.

More complete drill assay highlights from Casa Berardi, San Sebastian and Greens Creek can be found in Table A at the end of the release.

Other Properties

Summer fieldwork on the Opinaca-Wildcat project near the Eleonore Mine in northern Quebec identified gold mineralization in trenches at the Manuel occurrence including 0.35 oz/ton gold over 15.4 feet. Prospecting and sampling of the areas covered by an Induced Polarization geophysical survey in April identified gold mineralization in the Brad, Mousson and Emma grids.

At the recently acquired Rock Creek project in Montana, work included integration and upgrading of the resource model and exploration data into the Hecla database and modeling software.

MANAGEMENT CHANGE

James A. Sabala, Senior Vice President and CFO, has announced that he intends to retire immediately after the Company's Annual Shareholder Meeting in 2016. The Company has begun a search for his replacement and will be considering both internal and external candidates.

"Jim started his career at Hecla in 1972 working as a miner at the Lucky Friday, and it is only fitting that he has spent the last eight years of his management career at Hecla," said Phillips S. Baker, Jr. "He has been a leader, a mentor and my partner in transforming Hecla. Jim will be missed but his legacy is a stronger Hecla positioned to grow and prosper in the future."

2015 GUIDANCE

For the full year 2015, the Company expects:

Mine	2015E¹ Silver Production (Moz)	2015E Gold Production (oz)	Cash cost, after by- product credits, per silver/gold ounce[2,3]
Greens Creek	7.7-8.0	59,000	$3.75 per silver ounce
Lucky Friday	2.8-3.0	n/a	$10.75 per silver ounce
Casa Berardi	n/a	126,000	$825 per gold ounce
	High end
Company-wide	10.5-11.0	185,000	$6.00 per silver ounce
Silver Equivalent Production:
Including all metals	35

2015E capital expenditures (excluding capitalized interest)			$150 million
2015E pre-development and exploration expenditures			$24 million

(1)	2015E refers to the Company's estimates for 2015.

(2)	Cash cost, after by-product credits, per silver and gold ounce represents a non-GAAP measurement. A reconciliation of historical cash cost, after by-product credits, per ounce of silver and gold to cost of sales and other direct production costs and depreciation, depletion and amortization, the most comparable GAAP measures, can be found at the end of the release.

(3)	All metal equivalent production of 35 million silver oz includes silver, gold, lead and zinc production from Lucky Friday, Greens Creek and Casa Berardi converted using the following conversion ratios: 60:1 gold to silver, 80:1 zinc to silver and 90:1 lead to silver.

DIVIDENDS

Common

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about December 1, 2015, to shareholders of record on November 19, 2015.

Preferred

The Board of Directors also declared the regular quarterly cash dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, on a total of 157,816 shares outstanding. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on January 4, 2016, to shareholders of record on December 15, 2015.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Wednesday, November 4, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international by dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho, and is a growing gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in six world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

Cautionary Statements to Investors on Forward-Looking Statements, including 2015 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of the costs and completion date of the #4 Shaft project; (iii) guidance for 2015 for silver and gold production, cash cost, after by-product credits, capital expenditures and pre-development and exploration expenditures (which assumes metal prices of gold at $1,225/oz., silver at $17.25/oz., zinc at $0.90/lb. and lead at $0.95/lb. and USD/CAD at $0.91); (iv) expectations regarding the development, growth and exploration potential of the Company’s projects (including the San Sebastian property); (v) expectations of growth; (vi) expected availability of hydroelectric power at Greens Creek, and extensions of mineralization of various zones; (vii) the possibility of increasing production at Casa Berardi due to accessing higher grade material, and strike and dip extensions of various zones; (viii) possible strike extensions of veins at the San Sebastian project and estimates of mining, grade, recovery, free cash flow generation, mine life, IRR, ability to reactivate existing mill permits, production of silver, gold and silver equivalent ounces, ability to begin mining by year end, and the ability to mine the high-grade ore; and (ix) expected completion of #4 Shaft by Q4 2016 with a budget of $225 million and to a depth of 8600 feet. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2014 Form 10-K, filed on February 18, 2015 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla and Aurizon Mines Ltd. titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, and for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (“Guide 7”). However, the Company is also a "reporting issuer" under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (“NI 43-101”). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources,” "indicated resources," and "inferred resources" are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a "resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a "resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income (Loss)
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Sales of products	$104,941	$135,507	$328,230	$378,796
Cost of sales and other direct production costs	79,273	86,680	220,805	235,460
Depreciation, depletion and amortization	28,229	26,804	80,649	80,342
	107,502	113,484	301,454	315,802
Gross profit	(2,561)	22,023	26,776	62,994

Other operating expenses:
General and administrative	9,461	7,884	26,477	23,984
Exploration	5,540	5,797	14,748	13,086
Pre-development	1,696	391	3,834	1,247
Other operating expense	743	442	2,137	1,853
Provision or closed operations and reclamation	1,181	1,238	10,983	3,609
Aurizon acquisition costs	15	—	2,162	—
	18,636	15,752	60,341	43,779
Income (loss) from operations	(21,197)	6,271	(33,565)	19,215

Other income (expense):
Gain (loss) on derivative contracts	3,347	(411)	8,252	(2,560)
Gain on sale of investments	—	—	—	—
Unrealized loss on investments	(100)	(2,830)	(3,226)	(2,750)
Foreign exchange gain (loss)	9,077	7,299	19,518	6,051
Interest and other income	100	32	173	208
Interest expense, net of amount capitalized	(6,617)	(6,505)	(19,350)	(20,307)
	5,807	(2,415)	5,367	(19,358)
Income (loss) before income taxes	(15,390)	3,856	(28,198)	(143)
Income tax benefit (provision)	5,500	(180)	4,193	1,062
Net income (loss)	(9,890)	3,676	(24,005)	919
Preferred stock dividends	(138)	(138)	(414)	(414)
Income (loss) applicable to common shareholders	$(10,028)	$3,538	$(24,419)	$505
Basic income (loss) per common share after preferred dividends	$(0.03)	$0.01	$(0.07)	$—
Diluted income (loss) per common share after preferred dividends	$(0.03)	$0.01	$(0.07)	$—
Weighted average number of common shares outstanding - basic	377,508	359,472	372,555	348,801
Weighted average number of common shares outstanding - diluted	377,508	362,262	372,555	354,673

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$174,454	$209,665
Accounts receivable:
Trade	10,384	17,696
Other, net	27,189	17,184
Inventories	43,606	47,473
Current deferred income taxes	19,573	12,029
Other current assets	15,957	12,312
Total current assets	291,163	316,359
Non-current investments	2,003	4,920
Non-current restricted cash and investments	999	883
Properties, plants, equipment and mineral interests, net	1,878,177	1,831,564
Non-current deferred income taxes	93,037	98,923
Reclamation insurance asset	16,800	—
Other non-current assets and deferred charges	3,034	9,415
Total assets	$2,285,213	$2,262,064

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$47,724	$41,869
Accrued payroll and related benefits	23,497	27,956
Accrued taxes	7,078	4,241
Current portion of capital leases	9,492	9,491
Current portion of debt	1,981	—
Current portion of accrued reclamation and closure costs	20,788	1,631
Other current liabilities	15,056	5,797
Total current liabilities	125,616	90,985
Capital leases	9,485	13,650
Accrued reclamation and closure costs	70,822	55,619
Long-term debt	501,281	498,479
Non-current deferred tax liability	125,753	153,300
Other non-current liabilities	50,485	53,057
Total liabilities	883,442	865,090

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	95,114	92,382
Capital surplus	1,517,514	1,486,750
Accumulated deficit	(168,522)	(141,306)
Accumulated other comprehensive loss	(31,640)	(32,031)
Treasury stock	(10,734)	(8,860)
Total shareholders’ equity	1,401,771	1,396,974
Total liabilities and shareholders’ equity	$2,285,213	$2,262,064
Common shares outstanding	377,697	367,377

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30,	September 30,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$(24,005)	$919
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	81,475	81,116
Gain on sale of investments	—	—
Gain on disposition of properties, plants, equipment and mineral interests	175	(49)
Unrealized loss (gain) on investments	3,060	2,750
Provision for reclamation and closure costs	11,028	3,646
Stock compensation	4,036	3,826
Deferred income taxes	(1,781)	(5,859)
Amortization of loan origination fees	1,365	1,703
(Gain) loss on derivative contracts	9,561	6,458
Foreign exchange gain	(17,566)	(5,932)
Other non-cash items, net	45	(914)
Change in assets and liabilities:
Accounts receivable	(2,951)	10,952
Inventories	4,382	7,125
Other current and non-current assets	(6,779)	(1,097)
Accounts payable and accrued liabilities	3,986	(4,446)
Accrued payroll and related benefits	2,221	10,205
Accrued taxes	2,782	(1,541)
Accrued reclamation and closure costs and other non-current liabilities	7,934	(50,094)
Cash provided by operating activities	78,968	58,768

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(95,399)	(90,697)
Acquisition of Revett, net of cash acquired	(809)	—
Proceeds from sale of investments		—
Proceeds from disposition of properties, plants and equipment	277	447
Purchases of investments	(947)	(580)
Changes in restricted cash and investment balances	—	4,334
Net cash used in investing activities	(96,878)	(86,496)

FINANCING ACTIVITIES
Proceeds from exercise of warrants	—	54,418
Acquisition of treasury shares	(1,875)	(3,740)
Dividends paid to common shareholders	(2,796)	(2,629)
Dividends paid to preferred shareholders	(414)	(414)
Credit facility and debt issuance fees paid	(123)	(705)
Payments on debt	(216)	—
Borrowings on debt	—	—
Payments on capital leases	(7,833)	(6,893)
Net cash provided by financing activities	(13,257)	40,037
Effect of exchange rates on cash	(4,044)	(2,124)
Net increase in cash and cash equivalents	(35,211)	10,185
Cash and cash equivalents at beginning of period	209,665	212,175
Cash and cash equivalents at end of period	$174,454	$222,360

HECLA MINING COMPANY
Production Data

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
GREENS CREEK UNIT
Tons of ore milled	205,437	204,295	600,600	608,156
Mining cost per ton	$71.95	$69.29	$73.06	$69.75
Milling cost per ton	$30.55	$32.88	$29.88	$30.49
Ore grade milled - Silver (oz./ton)	12.68	13.04	12.92	12.51
Ore grade milled - Gold (oz./ton)	0.10	0.11	0.11	0.12
Ore grade milled - Lead (%)	3.25	3.22	3.29	3.21
Ore grade milled - Zinc (%)	8.91	7.91	8.73	8.35
Silver produced (oz.)	1,992,037	1,890,929	5,884,128	5,367,249
Gold produced (oz.)	14,376	13,524	43,368	43,464
Lead produced (tons)	5,394	5,033	15,717	14,902
Zinc produced (tons)	16,024	14,149	45,406	44,478
Cash cost, after by-product credits, per silver ounce (1)	$4.82	$3.75	$3.79	$2.95
Capital additions (in thousands)	$13,584	$6,696	$31,984	$19,545
LUCKY FRIDAY UNIT
Tons of ore milled	65,817	78,979	212,121	238,447
Mining cost per ton	$95.98	$90.21	$93.1	$86.35
Milling cost per ton	$28.05	$22.96	$22.77	$21.79
Ore grade milled - Silver (oz./ton)	9.48	12.90	10.10	11.00
Ore grade milled - Lead (%)	6.06	7.41	6.40	6.91
Ore grade milled - Zinc (%)	2.33	2.93	2.89	2.94
Silver produced (oz.)	592,243	972,994	2,042,436	2,493,385
Lead produced (tons)	3,729	5,571	12,809	15,566
Zinc produced (tons)	1,411	2,127	5,631	6,272
Cash cost, after by-product credits, per silver ounce (1)	$16.60	$8.71	$12.30	$9.08
Capital additions (in thousands)	$16,459	$13,729	$41,519	$36,516
CASA BERARDI UNIT
Tons of ore milled	208,074	206,237	615,171	604,869
Mining cost per ton	$89.76	$102.33	$96.75	$108.68
Milling cost per ton	$19.09	$20.81	$19.91	$20.86
Ore grade milled - Gold (oz./ton)	0.16	0.16	0.16	0.16
Ore grade milled - Silver (oz./ton)	0.040	0.031	0.040	0.031
Silver produced (oz.)	7,266	5,799	20,729	16,776
Gold produced (oz.)	29,259	28,977	85,609	88,859
Cash cost, after by-product credits, per gold ounce (1)	$793	$898	$861	$911
Capital additions (in thousands)	$8,941	$13,980	$25,139	$37,814

(1) Cash cost, after by-product credits, per ounce represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cash Cost, Before By-product Credits, per Ounce and Cash Cost, After By-product Credits, per Ounce to Generally Accepted Accounting Principles (GAAP)

This release contains references to a non-GAAP measure of cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. Cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce are measures developed by gold companies and used by silver companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of these non-GAAP measures is similar to those reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization are the most comparable financial measures calculated in accordance with GAAP to cash cost, before by-product credits cash cost, after by-product credits.

As depicted in the Greens Creek Unit and the Lucky Friday Unit tables below, by-product credits comprise an essential element of our silver unit cost structure. By-product credits constitute an important competitive distinction for our silver operations due to the polymetallic nature of their orebodies. By-product credits included in our presentation of cash cost, after by-product credits, per silver ounce include:

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
By-product value, all silver properties:
Zinc	$20,850	$24,029	$67,764	$70,638
Gold	13,299	14,315	42,294	46,573
Lead	12,251	18,179	40,616	50,933
Total by-product credits	$46,400	$56,523	$150,674	$168,144

By-product credits per silver ounce, all silver properties
Zinc	$8.07	$8.39	$8.55	$8.99
Gold	5.15	5.00	5.34	5.93
Lead	4.74	6.35	5.11	6.47
Total by-product credits	$17.96	$19.74	$19	$21.39

By-product credits included in our presentation of Cash Cost, After By-product Credits, per Gold Ounce for our Casa Berardi Unit include:

	Casa Berardi (1)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Silver by-product value	$107	$112	$327	$330
Silver by-product credits per gold ounce	$4	$4	$4	$4

The following table calculates cash cost, before by-product credits, per ounce and cash cost, after by-product credits, per ounce (in thousands, except per-ounce amounts):

	Total, Greens Creek and Lucky Friday
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$65,823	$72,083	$198,103	$206,653
By-product credits	(46,401)	(56,523)	(150,674)	(168,144)
Cash cost, after by-product credits	19,422	15,560	47,429	38,509
Divided by silver ounces produced	2,584	2,864	7,926	7,860
Cash cost, before by-product credits, per silver ounce	$25.47	$25.17	$24.99	$26.29
By-product credits per silver ounce	$(17.96)	$(19.74)	$(19.01)	$(21.39)
Cash cost, after by-product credits, per silver ounce	$7.52	$5.43	$5.98	$4.90

Reconciliation to GAAP:
Cash cost, after by-product credits	$19,422	$15,560	$47,429	$38,509
Depreciation, depletion and amortization	16,669	17,204	49,732	53,706
Treatment costs	(18,518)	(21,430)	(57,744)	(61,346)
By-product credits	46,401	56,523	150,674	168,144
Change in product inventory	5,445	6,384	5,044	3,968
Reclamation and other costs	624	959	921	1,870
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$70,043	$75,200	$196,056	$204,851

	Greens Creek Unit
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$49,030	$50,415	$145,683	$147,419
By-product credits	(39,436)	(43,326)	(123,376)	(131,562)
Cash cost, after by-product credits	9,594	7,089	22,307	15,857
Divided by silver ounces produced	1,992	1,891	5,884	5,367
Cash cost, before by-product credits, per silver ounce	$24.62	$26.66	$24.76	$27.46
By-product credits per silver ounce	$(19.80)	$(22.91)	$(20.97)	$(24.51)
Cash cost, after by-product credits, per silver ounce	$4.82	$3.75	$3.79	$2.95

Reconciliation to GAAP:
Cash cost, after by-product credits	$9,594	$7,089	$22,307	$15,857
Depreciation, depletion and amortization	13,868	14,716	41,389	46,702
Treatment costs	(15,231)	(15,676)	(46,103)	(46,058)
By-product credits	39,436	43,326	123,376	131,562
Change in product inventory	4,003	5,966	4,922	3,589
Reclamation and other costs	568	909	870	1,779
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$52,238	$56,330	$146,761	$153,431

	Lucky Friday Unit
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$16,793	$21,668	$52,420	$59,234
By-product credits	(6,965)	(13,197)	(27,298)	(36,582)
Cash cost, after by-product credits	9,828	8,471	25,122	22,652
Divided by silver ounces produced	592	973	2,042	2,493
Cash cost, before by-product credits, per silver ounce	$28.36	$22.27	$25.67	$23.75
By-product credits per silver ounce	$(11.76)	$(13.56)	$(13.37)	$(14.67)
Cash cost, after by-product credits, per silver ounce	$16.60	$8.71	$12.30	$9.08

Reconciliation to GAAP:
Cash cost, after by-product credits	$9,828	$8,471	$25,122	$22,652
Depreciation, depletion and amortization	2,801	2,488	8,343	7,004
Treatment costs	(3,287)	(5,754)	(11,641)	(15,288)
By-product credits	6,965	13,197	27,298	36,582
Change in product inventory	1,442	418	122	379
Reclamation and other costs	57	51	51	91
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$17,806	$18,871	$49,295	$51,420

	Casa Berardi Unit
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash cost, before by-product credits (1)	$23,311	$26,134	$74,022	$81,293
By-product credits	(107)	(112)	(327)	(330)
Cash cost, after by-product credits	23,204	26,022	73,695	80,963
Divided by gold ounces produced	29,259	28,977	85,609	88,859
Cash cost, before by-product credits, per gold ounce	$797	$902	$865	$915
By-product credits per gold ounce	$(4)	$(4)	$(4)	$(4)
Cash cost, after by-product credits, per gold ounce	$793	$898	$861	$911

Reconciliation to GAAP:
Cash cost, after by-product credits	$23,204	$26,022	$73,695	$80,963
Depreciation, depletion and amortization	11,561	9,600	30,917	26,636
Treatment costs	(152)	(108)	(449)	(337)
By-product credits	107	112	327	330
Change in product inventory	2,628	2,450	562	2,738
Reclamation and other costs	111	208	346	621
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$37,459	$38,284	$105,398	$110,951

	Total, All Locations
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Reconciliation to GAAP:

Cash cost, after by-product credits	$42,626	$41,582	$121,124	$119,472
Depreciation, depletion and amortization	28,230	26,804	80,649	80,342
Treatment costs	(18,670)	(21,538)	(58,193)	(61,683)
By-product credits	46,508	56,635	151,001	168,474
Change in product inventory	8,073	8,834	5,606	6,706
Reclamation and other costs	735	1,167	1,267	2,491
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$107,502	$113,484	$301,454	$315,802

(1)	Includes all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit.

Reconciliation of Net Income (Loss) Applicable to Common Shareholders (GAAP) to Adjusted Net Income (Loss) Applicable to Common Stockholders

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

	Three Months Ended		Nine Months Ended
Dollars are in thousands (except per share amounts)	September 30,		September 30,
	2015	2014	2015	2014
Net income (loss) applicable to common shareholders (GAAP)	$(10,028)	$3,538	$(24,419)	$505
Adjusting items:
(Gains) losses on derivatives contracts	(3,347)	411	(8,252)	2,560
Provisional price losses (gains)	963	1,116	(561)	2,064
Environmental accruals	—	128	8,700	983
Foreign exchange (gain) loss	(9,077)	(7,299)	(19,518)	(6,051)
Acquisition costs	15	—	2,162	—
Income tax effect of above adjustments	948	(662)	(820)	(2,243)
Adjusted net income (loss) applicable to common shareholders	$(20,526)	$(2,768)	$(42,708)	$(2,182)
Weighted average shares - basic	377,508	359,472	372,555	348,801
Weighted average shares - diluted	377,508	362,262	372,555	354,673
Basic adjusted net income (loss) per common share	$(0.05)	$(0.01)	$(0.11)	$(0.01)
Diluted adjusted net income (loss) per common share	$(0.05)	$(0.01)	$(0.11)	$(0.01)

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA

This release refers to a non-GAAP measure of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance. Adjusted EBITDA is calculated as net income before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, Aurizon acquisition costs, Lucky Friday suspension-related costs, interest and other income (expense), foreign exchange gains and losses, gains and losses on derivative contracts, unrealized gains on investments, provisions for environmental matters, stock-based compensation, and provisional price gains and losses . Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA is useful to investors in evaluating our operating performance. The following table reconciles net income (loss) to Adjusted EBITDA:

Dollars are in thousands	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
Net income (loss)	$(9,890)	$3,676	$(24,005)	$919
Plus: Interest expense, net of amount capitalized	6,617	6,505	19,350	20,307
Plus/(Less): Income taxes	(5,500)	180	(4,193)	(1,062)
Plus: Depreciation, depletion and amortization	28,229	26,804	80,649	80,342
Plus: Exploration expense	5,540	5,797	14,748	13,086
Plus: Pre-development expense	1,696	391	3,834	1,247
Plus: Acquisition costs	15	—	2,162	—
Plus/(Less): Foreign exchange (gain) loss	(9,077)	(7,299)	(19,518)	(6,051)
Less: (Gains) losses on derivative contracts	(3,347)	411	(8,252)	2,560
Plus/(Less): Provisional price (gains)/losses	963	1,116	(561)	2,064
Plus: Other	2,547	4,997	18,117	14,544
Adjusted EBITDA	$17,793	$42,578	$82,331	$127,956

Table A – Assay Results – Q3 2015

Casa Berardi (Quebec)
Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From	Sample To	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Lower-Inter Upper	CBW-1071	10782	325/-48	549.2	562.0	12.8	0.26	-1374.7
	CBW-1072	10794	335/-50	609.3	623.4	14.1	0.55	-1431.8
	CBW-1077	10759	360/-40	570.9	590.6	19.7	1.04	-1353.0
	CBW-1078	10764	360/-42	577.4	587.3	9.8	1.37	-1357.6
South-West (107)	CBW-0365-036	10738	360/-8	132.5	142.4	9.8	0.20	-1205.4
(107)	CBW-0365-038	10724	001/3	170.6	180.4	8.2	0.24	-1165.0
Upper 118 (118-61)	CBP-0530-214	12307	360/3	246.4	288.7	42.3	0.74	-1760.2
(118-61)	CBP-0530-220	12304	360/-3	186.4	199.1	12.8	0.30	-1789.7
(118-06)	CBP-0530-228	12240	331/-60	290.4	345.8	55.4	0.18	-2039.7
(118-06)	CBP-0530-229	12235	331/-52	298.9	326.4	20.7	0.23	-2018.4
Lower 118 (118-27)	CBP-0910-053	12045	180/19	82.0	98.4	15.7	0.32	-2950.1
(118-27)	CBP-0910-055	12037	180/2	144.7	163.7	18.7	0.46	-2976.0
(118-22)	CBP-0910-057	12022	180/-12	59.1	72.8	13.1	0.29	-3000.3
(118-27)	CBP-0910-058	12021	180/2	124.7	136.2	11.5	0.51	-2978.3
(118-27)	CBP-0910-059	12021	180/18	150.9	172.9	21.0	0.38	-2930.4
(118-27)	CBP-0910-060	11991	180/19	85.0	118.4	31.8	0.24	-2951.1
(118-27)	CBP-0910-061	11991	180/7	91.5	109.6	14.4	0.33	-2985.6
(118-27)	CBP-0910-062	12007	180/8	58.7	83.7	24.9	0.33	-2975.4
(118-27)	CBP-0910-063	12006	180/19	64.6	93.5	28.8	0.36	-2959.0
Upper 123 (123-05)	CBP-0550-099	12559	126/33	265.1	282.2	13.5	0.27	-1658.8
(123-08)	CBP-0550-109	12362	180/-21	297.2	329.4	22.6	0.92	-1868.4
Lower 123 (123-11)	CBP-0810-039	12431	153/-29	318.2	341.5	17.1	0.18	-2746.4
(123-04)	CBP-0850-061	12377	146/14	236.9	249.3	8.2	0.57	-2667.7
(123-02)	CBP-0850-071	12339	178/-37	412.7	436.4	23.6	0.81	-2991.5
(123-03)	CBP-0850-074	12315	195/-30	265.7	287.4	9.5	0.62	-2990.8
(123-02)	CBP-0850-075	12308	195/-39	412.1	430.8	11.8	0.73	-2844.8
(123-02)	CBP-0850-079	12392	166/-41	500.3	529.5	10.2	0.35	-3062.7
U Principal (124-81)	CBP-0250-071	12564	156/64	145.0	157.5	8.2	0.40	-661.7
(124-22)	CBP-0290-252	12494	029/16	246.7	257.9	9.2	1.50	-871.7
(124-22)	CBP-0290-254	12491	029/-3	229.3	246.7	15.4	0.28	-949.8
(124-22)	CBP-0290-259	12505	041/-27	246.1	260.5	11.8	0.71	-1056.1
L Principal (124-32)	CBP-0530-215	12303	360/16	117.5	138.5	21.0	0.15	-1736.2
(124-32)	CBP-0530-220	12303	360/-3	140.1	176.8	36.7	0.20	-1786.1
(124-31)	CBP-0530-221	12258	357/-3	42.7	65.6	16.1	0.25	-1767.7
(124-31)	CBP-0530-222	12258	357/8	33.5	69.6	36.1	0.26	-1757.2
(124-31)	CBP-0530-226	12261	007/4	25.6	50.5	7.5	0.22	-1762.1
(124-31)	CBP-0530-227	12270	007/-30	223.1	294.6	71.5	0.23	-1917.0
(124-22)	CBP-0550-099	12555	126/33	242.8	254.9	12.1	0.20	-1673.2
UG 117	CBW-1069	11,700	010/-77	4068.2	4104.3	21.8	0.15	-4501.6
UG 117	CBW-1070	11700	010/-74	1636.5	1653.5	17.1	0.13	-3901.9
Surf 100	CBW-1071	11850	0.10/-70	1235.5	1264.7	29.2	21.80	-3791.0
Surf 100	CBS-15-627	10400	360/-70	3666.3	3710.6	44.3	0.05	-2920.3
Surf 100	CBS-15-627A	10400	360/-72	3553.1	3720.5	167.3	0.05	-2769.4
Surf 157	CBS-15-632	15500	360/-85	1304.1	1353.3	49.2	0.07	-1274.6
Surf 157	CBS-15-633	15650	360/-70	1366.8	1370.1	3.3	1.26	-1245.4

San Sebastian (Mexico)
Zone	Drill Hole Number	Sample From (ft)	Sample To (ft)	Width (feet)	True Width (feet)	Gold (oz/ton)	Silver (oz/ton)
East Francine Vein	SS-935	106.3	130.3	24.1	23.9	0.17	8.16
East Francine Vein	SS-936	163.0	164.2	1.2	1.2	0.30	13.34
East Francine Vein	SS-937	228.5	229.6	1.1	1.0	0.07	10.50
Middle Vein	SS-790	764.7	773.7	9.0	8.9	0.02	11.06
Middle Vein	SS-799	322.7	330.2	7.5	7.0	0.10	13.19
Middle Vein	SS-902	713.7	721.7	7.9	5.9	0.20	54.24
Middle Vein	SS-904	835.7	841.7	6.1	5.0	0.02	4.67
Middle Vein	SS-907	249.3	251.2	1.9	1.8	0.10	15.34
Middle Vein	SS-908	586.4	593.6	7.2	6.5	0.11	38.37
Middle Vein	SS-913	531.2	533.8	2.6	2.5	0.02	6.56
Middle Vein	SS-914	638.2	640.7	2.5	2.1	0.07	14.37
Middle Vein	SS-917	496.3	503.7	7.4	6.8	0.02	6.92
Middle Vein	SS-918	726.2	734.7	8.4	7.3	0.05	15.12
Middle Vein	SS-919	396.5	400.0	3.5	3.4	0.09	16.67
Middle Vein	SS-922	290.6	294.8	4.1	4.0	0.03	8.91
Middle Vein	SS-924	510.3	516.5	6.2	5.6	0.07	27.90
Middle Vein	SS-924 A	510.3	514.0	3.6	3.3	0.02	10.56
Middle Vein	SS-926	378.2	382.9	4.7	4.6	0.06	9.01
Middle Vein	SS-927	614.1	618.3	4.2	3.9	0.15	33.15
Middle Vein	SS-932	590.6	600.9	10.3	9.9	0.01	8.16
Middle Vein	SS-933	409.1	411.0	1.9	1.9	0.05	15.72
North Vein	SS-899	773.0	778.0	5.0	5.0	0.04	11.72
North Vein	SS-943	143.0	151.2	8.2	8.1	0.10	3.04
North Vein	SS-948	138.4	140.4	2.0	2.0	0.50	8.25
North Vein	SS-950	170.3	172.7	2.4	2.4	0.14	1.70
North Vein	SS-952	111.2	122.7	11.5	11.0	0.20	2.02
North Vein	SS-954	107.1	115.6	8.5	8.1	0.11	1.61
North Vein	SS-955	94.1	99.4	5.3	5.3	0.51	7.23
North Vein	SS-956	82.6	86.9	4.3	4.3	1.74	15.87
North Vein	SS-958 A	62.1	66.2	4.1	3.7	0.11	4.30
North Vein	SS-959	95.6	115.8	20.2	20.1	0.14	2.98
North Vein	SS-965	31.1	36.1	5.0	4.9	0.06	8.94
North Vein	SS-966 A	45.9	56.9	10.9	10.4	0.12	3.68
North Vein	SS-967	23.1	36.7	13.6	13.0	0.06	1.83
North Vein	SS-970	100.5	103.9	3.4	3.4	0.06	6.58
North Vein	SS-973	138.5	143.3	4.8	4.8	0.29	7.59
North Vein	SS-979	70.3	74.5	4.3	4.2	0.10	6.99
North Vein	SS-980	80.2	83.9	3.6	2.2	0.08	6.45
North Vein	SS-990	78.3	80.2	2.0	1.9	0.22	4.61

Greens Creek (Alaska)
Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From	Sample To	Horizontal Width[1] (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
Northwest West	GC4023	063/-28	92.00	101.60	7.9	13.64	0.07	2.25	1.11	-439
	GC4050	063/-63	124.90	134.50	9.5	19.03	0.14	6.73	2.98	-516
			140.80	145.20	4.4	12.15	0.14	12.96	3.32	-530
	GC4068	063/-34	144.00	148.00	3.4	23.46	0.08	3.87	1.72	-482
			277.20	282.20	2.6	23.13	0.06	1.22	0.38	-557
			307.90	312.90	2.6	15.43	0.03	0.09	0.11	-574
	GC4071	063/-61	115.60	119.20	3.4	80.71	0.08	10.82	5.47	-524
			127.50	129.40	1.9	49.34	0.23	6.04	2.81	-515
	GC4073	063/-78	177.50	180.20	2.2	25.75	0.23	17.28	4.84	-579
	GC4076	063/19	178.10	182.90	4.3	16.95	0.03	8.62	4.35	-616
			320.10	323.00	1.7	34.11	0.04	13.34	7.76	-298
	GC4079	063/37	195.40	197.40	1.9	14.37	0.07	0.68	0.33	-278
			204.00	207.90	3.4	8.33	0.14	0.67	0.26	-272
			240.40	251.40	10.6	14.43	0.05	13.31	6.38	-249
			261.40	269.70	5.6	47.10	0.13	8.96	4.79	-239
	GC4088	243/-69	242.70	252.70	6.2	32.98	0.39	12.78	5.62	-630
	GC4089	243/-80	199.20	205.80	5.4	40.93	0.15	2.56	1.59	-601
	GC4091	063/-23	438.30	441.00	2.7	5.38	0.09	24.86	3.52	-571
	GC4093	063/-32	145.30	148.40	2.4	32.69	0.14	6.59	3.09	-481
	GC4097	063/-64	122.00	131.10	8.0	35.14	0.20	7.29	3.03	-514
	GC4098	063/-82	168.30	170.70	1.5	52.95	0.36	14.84	5.64	-572
	GC4102	063/24	192.80	199.60	5.6	58.04	0.19	8.97	4.96	-312
			247.80	252.00	2.0	36.52	0.40	5.37	2.41	-288
			264.30	279.20	10.2	19.91	0.04	6.99	3.62	-281
	GC4105	063/17	132.70	134.70	1.9	36.58	0.00	0.24	0.10	-356
			227.60	230.60	1.9	151.21	0.32	6.66	3.93	-327
	GC4108	243/-64	212.90	225.20	10.9	34.86	0.28	11.87	5.37	-598
	GC4110	243/-28	515.10	517.30	2.2	11.02	0.02	16.89	9.22	-627
			121.30	122.30	0.8	29.69	0.70	8.22	3.47	-485
	GC4122	063/-83	102.10	104.10	1.7	25.69	0.15	2.26	1.17	-508
			157.30	159.90	2.1	21.98	0.10	5.88	2.71	-564
	GC4123	063/28	278.20	280.20	1.5	14.09	0.17	1.20	0.47	-277
			293.00	296.70	2.8	12.26	0.06	0.14	0.11	-271
			303.20	309.90	5.4	71.55	0.16	8.25	4.61	-268
	GC4132	57/-34.5	151.90	157.70	5.6	19.71	0.07	8.40	4.03	-498
	GC4136	261/-77.5	180.00	184.30	4.1	39.17	0.33	5.58	2.13	-584
	GC4159	063/-27	154.30	158.10	3.8	20.79	0.13	8.18	3.50	-364
			183.80	187.50	3.7	14.01	0.11	0.96	0.37	-377
			189.50	205.20	12.2	36.20	1.04	5.59	2.65	-375
	GC4161	063/-35	144.30	147.00	2.6	18.68	0.09	11.08	5.21	-376
			179.20	185.40	6.2	21.82	0.37	8.73	3.89	-395
	GC4163	063/-44	135.90	138.90	2.5	11.42	0.03	2.21	1.07	-388
			170.50	172.20	1.7	18.28	0.05	14.32	5.88	-412
	GC4165	063/-18	163.50	168.00	4.3	31.39	0.30	13.45	6.92	-344
			225.80	230.80	3.3	19.14	0.16	2.94	1.57	-365
West Wall	GC4023	063/-28	515.10	517.30	2.2	11.02	0.02	16.89	9.22	-628
	GC4093	063/-32	532.60	543.40	9.4	5.86	0.07	27.94	7.68	-674
Deep 200 South	GC3968	243/-79	269.80	278.00	8.1	19.77	0.12	0.89	0.56	-1531
			459.50	463.50	4.0	12.19	0.06	12.59	6.53	-1718
	GC3977	063/-76	294.00	300.50	6.2	18.48	0.11	1.70	1.05	-1554
	GC4059	243/-54	305.50	310.80	3.5	20.08	0.14	1.27	0.53	-1516
	GC4062	243/-84	265.00	266.10	1.1	42.72	0.04	3.71	2.36	-1532
	GC4124	243/-87	263.70	269.00	5.2	18.98	0.15	0.87	0.54	-1527
		243/-87	928.00	931.00	2.0	24.51	0.00	0.21	0.12	-2190
			462.00	466.10	4.1	31.00	0.09	11.55	6.37	-1725
	GC4131	063/-73	306.50	310.80	3.0	36.75	0.16	0.84	0.49	-1557
			370.70	391.40	16.1	35.52	0.09	1.29	0.67	-1618
	GC4135	063/-35	340.00	341.60	1.1	15.69	0.05	1.54	0.79	-1462
	GC4141	063/-65	386.20	400.00	10.1	13.56	0.08	0.92	0.55	-1619
			417.40	424.50	3.8	13.47	0.03	1.21	0.70	-1646
	GC4143	063/-84	267.50	269.30	1.5	12.49	0.04	1.35	0.79	-1512
			630.00	642.20	2.7	34.78	0.42	9.04	4.18	-1873
			646.20	651.60	2.0	19.37	0.22	3.80	1.92	-1920
			704.50	711.80	3.4	42.91	0.46	9.90	4.82	-1946
			732.00	737.00	2.0	21.81	0.29	3.80	1.97	-1975
	GC4146	063/-71	326.20	327.30	0.8	18.80	0.24	1.49	0.87	-1578
	GC4150	243/-77	254.70	256.70	1.9	16.00	0.07	0.78	0.80	-1520
	GC4152	243/-47	357.00	360.20	1.0	13.84	0.11	0.89	0.45	-1536
			371.40	389.80	9.8	34.46	0.05	0.94	0.41	-1546
			618.00	619.00	0.8	32.46	0.07	0.07	0.03	-1735
	GC4155	243/-42	485.80	495.80	3.3	15.83	0.02	0.42	0.17	-1599
	GC4162	243/-52	306.10	309.10	1.6	14.76	0.03	0.98	0.45	-1513
		243/-52	306.10	309.10	1.6	14.76	0.03	0.98	0.45	-1513
Upper Southwest/5250	GC4103	063/-46	30.50	31.90	1.4	18.32	0.01	3.09	2.36	-628
	GC4111	063/-49	164.30	170.90	5.4	12.28	0.08	3.70	1.84	-147
	GC4113	063/-85	197.80	205.00	5.1	10.19	0.00	9.21	5.23	-327
	GC4118	063/43	0.00	10.80	10.5	19.39	0.07	17.02	9.38	-116
	GC4119	063/87	0.00	22.00	13.5	23.95	0.12	13.20	7.44	-111
	GC4126	063/-80	167.50	169.00	1.4	17.91	0.05	27.84	17.89	-297
	GC4127	063/71	2.30	5.50	3.2	39.41	0.07	16.15	9.36	-112
	GC4129	063/79	0.00	19.30	18.2	25.37	0.11	8.84	4.50	-5
9a	GC4139	063/-20	500.30	502.50	2.1	23.01	0.03	17.65	10.50	-468

[1]	Due to the irregular shape of the ore body, the determination of true width is not possible. Horizontal width is seen as a reasonable alternative.

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
http://www.hecla-mining.com